Exhibit 99.1

191 Mason Street Greenwich, CT 06830 +1 203-629-9595 Associated-Capital-Group.com

For Immediate Release:

Associated Capital Group, Inc.’s Investment in Gabelli Value Plus+ Trust

GREENWICH, CT, July 20, 2020 – Associated Capital Group, Inc. (“AC” or the “Company”) announces that its Board of Directors have deliberated on the Company’s investment in the Gabelli Value Plus+ Trust (“GVP” or the “Trust”) and will vote in favor of GVP’s continuation at its upcoming Annual General Meeting on July 30th.

Associated Capital views GVP as a differentiated long-term investment for AC’s value-orientated portfolio, owing in part to the London Stock Exchange’s established and historical market structure and favorable company rules for investment trusts. To enhance shareholder value and the Trust’s liquidity, AC would support GVP adopting a 5% distribution policy, paid semi-annually; a reset of fees to 0.85% based on net asset value; and an active share buyback program in which it would participate on a pari passu basis to stay under 29% ownership.

Investec Bank plc acted as listing sponsor to GVP, taking the Trust public in 2015, and was well aware of our ownership and corporate structure at the time. Investec Wealth & Investment and subsequent buyers in the market, including 1607 Capital Partners and CG Asset Management, have also been well aware of Associated Capital’s ownership structure and affiliation with the advisor Gabelli Funds.

The ACG Board of Directors will continue to closely monitor the performance of GVP and U.S. market conditions.  The Board may reconsider its ownership in light of other investment opportunities including ownership of privately held companies.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

For Further information
Please contact

Kevin Handwerker
General Counsel
+1 (203) 629-9595